EXHIBIT 10.2

AWARD FORMULA FOR 2010

LEGGETT & PLATT, INCORPORATED

2009 KEY OFFICERS INCENTIVE PLAN

The 2009 Key Officers Incentive Plan (“Plan”) provides cash awards to participants based on the Company’s operating results for the prior year. There are two award formulas under the Plan, one for Corporate participants and one for Profit Center participants.

Under both formulas, a participant’s award is calculated by reference to a percentage of the participant’s annual salary at the end of the year (the “target percentage”). The award formula and each participant’s target percentage are determined by the Plan Committee no later than 90 days after the beginning of each year or before 25% of the performance period has elapsed.

Participants in the Plan are the executive officers of the Company. The Company has a separate Key Management Incentive Plan for other employees. Awards under the Key Management Incentive Plan are calculated in substantially the same manner as awards under the Plan.

For 2010, awards under the Plan will be determined by achievement of the following performance objectives. In addition, awards will be made based on the achievement of Individual Performance Goals, which will be established separately from this Plan and will be wholly independent of awards under this Plan.

Participant Type	Performance Objectives	Relative Weight

Corporate Participants	Return on Capital Employed (ROCE)	60%

	Cash Flow	20%

	Individual Performance Goals*	20%

Profit Center Participants	Return on Capital Employed (ROCE)	40%

	Budgeted Earnings	40%

	Individual Performance Goals*	20%
*	This portion of the award is established outside the Plan.

Award Formula for Corporate Participants

Awards for Corporate participants are determined by the Company’s aggregate 2010 financial results. The performance objectives are calculated as follows. Financial results from acquisitions completed during the year are excluded from the calculations.

ROCE =	EBIT
Net PP&E and Working Capital[1,2]
[1]	We use a quarterly average for PP&E and Working Capital
[2]	Working Capital, excluding cash and current maturities of long-term debt, as presented on the December 31, 2009 and December 31, 2010 Company’s Consolidated Balance Sheets

Cash Flow =	EBITDA – Capital Expenditures +/- Change in Working Capital[1]

[1]	Change in Working Capital, excluding cash and current maturities of long-term debt, from December 31, 2009 to December 31, 2010, as reflected on the Company’s Consolidated Balance Sheets

The Committee shall adjust all items of gain, loss or expense for the fiscal year determined to be (i) extraordinary or unusual in nature, (ii) infrequent in occurrence, (iii) related to the disposal of a segment of a business, or (iv) related to a change in accounting principle, all as determined in accordance with standards established under Generally Accepted Accounting Principles.

Achievement targets and payout percentages for Corporate participants are set forth below. No awards are paid for ROCE achievement below 19% and Cash Flow below $260M. The payout is capped at 150%. The payout will be interpolated for achievement levels falling between those set out in the schedule.

2010

Corporate Payout Schedule

ROCE			Cash Flow
Achievement	Payout		Achievement		Payout
< 19%	0%		<$	260M	0%
19%	50%	Threshold		$260M	50%
21%	75%			$272.5M	75%
23%	100%	Target		$285M	100%
25%	125%			$297.5M	125%
27%	150%	Maximum		$310M	150%

The award is calculated by multiplying a participant’s salary, target percentage, the relative weight of the performance measure, and the payout percentage. The sample calculation set forth below assumes a participant with a base salary of $250,000 and a target percentage of 50%. If the Company achieved 23% ROCE and $260M Cash Flow, the participant’s award under the Plan (which does not include the Individual Performance Goals), would be $87,500.

Performance Objective	Participant’s Base Salary	Participant’s Target %	Relative Weight	Payout Percentage	Award
ROCE	$250,000	50%	60%	100%	$75,000
Cash Flow	$250,000	50%	20%	50%	$12,500

Total Award					$87,500

Award Formula for Profit Center Participants

Profit Center participants in the Plan manage numerous operating locations. The Company sets a Budgeted Earnings target and a ROCE target for each operating location every year. The achievement of those targets at each operating location “rolls up” to an aggregate achievement for all the operations under a Profit Center participant’s management.

The performance objectives are calculated as follows. Financial results from acquisitions completed during the year are excluded from the calculations.

Budgeted Earnings = Operating Income + Corporate Allocations1 + Intracompany Sales Credits2

[1]

Corporate allocations include certain general and administrative corporate income and expenses allocated on the basis of sales and EBIT, as described in footnote F of Form 10-K dated February 25, 2010.

[2]	Intracompany sales credits equal to 10% of product cost apply only to those operations that do not transfer product at amounts that approximate market-based selling prices.

ROCE =	Budgeted Earnings
Net PP&E + Working Capital[1,2]
[1]	We use monthly averaging for PP&E and Working Capital.
[2]

Working Capital excludes cash and current maturities of long-term debt and balance sheet items not directly related to on-going profit center activity, such as interest receivable and payable, income taxes receivable and payable, current deferred taxes assets and liabilities, unbudgeted restructuring liabilities, and dividends payable.

The Committee shall adjust all items of gain, loss or expense for the fiscal year determined to be (i) extraordinary or unusual in nature, (ii) infrequent in occurrence, (iii) related to the disposal of a segment of a business, or (iv) related to a change in accounting principle, all as determined in accordance with standards established under Generally Accepted Accounting Principles.

Achievement targets and payout percentages for Profit Center participants are set forth below. No awards are paid for achievement below 80% of the ROCE and Budgeted Earnings target for that business segment. The payout is capped at 150%. The payout will be interpolated for achievement levels falling between those set out in the schedule.

2010

Profit Center Payout Schedule

Achievement		Payout
<80%		0%
80%	Threshold	60%
90%		80%
100%	Target	100%
110%		120%
120%		140%
125%	Maximum	150%

The award is calculated by multiplying a participant’s salary, target percentage, the relative weight of the performance measure, and the payout percentage. The sample calculation below assumes a participant with a base salary of $250,000 and a target percentage of 50%. If the business segment achieved 100% of its ROCE target and 90% of its Budgeted Earnings target, the participant’s award under the Plan (which does not include the Individual Performance Goals), would be $90,000.

Performance Objective	Participant’s Base Salary	Participant’s Target %	Relative Weight	Payout Percentage	Award
ROCE	$250,000	50%	40%	100%	$50,000

Budgeted Earnings	$250,000	50%	40%	80%	$40,000

Total Award					$90,000

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